AMENDMENT NO. 1 TO DEPOSIT AGREEMENT

SERIES 3 CUMULATIVE REDEEMABLE PREFERRED STOCK

        THIS AMENDMENT NO. 1 is made as of the 27th day of December, 2007 by and between REGENCY CENTERS CORPORATION, a Florida corporation (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, a New York corporation (the “Depositary”), and amends the Deposit Agreement dated as of April 3, 2003 (the “Deposit Agreement”) between the Company and the Depositary’s predecessor-in-interest, Wachovia Bank, National Association, a national banking association. All capitalized terms not otherwise defined herein have the meanings given to them in the Deposit Agreement.

        The Depositary serves as depositary for the Company’s 7.45% Series 3 Cumulative Redeemable Preferred Stock, $0.01 par value, having a liquidation preference of $250 per share (the “Old Stock”). Each Depositary Share issued by the Depositary pursuant to the Deposit Agreement represents 1/10th of a share of Old Stock. The Company wishes to exchange the Depositary Shares on a share-for-share basis for shares of Preferred Stock that have the same rights and preferences as the Depositary Shares. Accordingly, the Company wishes (i) to amend the terms of the Old Stock to increase the number of shares 10-fold and decrease the liquidation preference and redemption price from $250 to $25 per share and (ii) to exchange one share of Preferred Stock, as so amended (the “New Stock”), for each Depositary Share that currently represents 1/10th of a share of Old Stock, in a non-taxable stock-for-stock exchange pursuant to Section 1036 of the Internal Revenue Code of 1986, as amended.

        Upon such exchange, the Company also wishes to terminate the Deposit Agreement and to appoint American Stock Transfer & Trust Company as transfer agent for the New Stock.

        Pursuant to Section 6.01 of the Deposit Agreement, the Company and the Depositary have the authority to amend the provisions of the Deposit Agreement without the consent of the holders of the Depositary Shares provided that the amendment does not materially and adversely alter the rights of such holders. Accordingly, the Company and the Depositary agree as follows:

        1.     Amendment to Articles of Incorporation. No later than January 1, 2008 (the “Effective Date”) the Company shall amend its Articles of Incorporation in substantially the form attached as Exhibit 1, increasing the number of authorized shares of 7.45% Series 3 Cumulative Redeemable Preferred Stock from 300,000 shares to 3,000,000 shares and decreasing the liquidation preference and redemption price per share from $250 to $25. Pursuant to the terms of such amendment, from and after the Effective Date, each share of Old Stock outstanding prior to the Effective Date and held by the Depositary shall represent 10 shares of New Stock.

        2.     Distribution of New Stock to Holders of Receipts. The Depositary Shares are not certificated, and the New Stock to be issued in exchange therefor will not be certificated. On the Effective Date, each Depositary Share shall be deemed exchanged by the holder of record on the record date for the exchange for one share of New Stock, without any action on the part of any holder or any other person, other than the notation on the Depositary’s books that beginning on the Effective Date, the Receipts and Depositary Shares they represent shall cease to remain outstanding and shall be deemed replaced by an equal number of shares of New Stock.

        3.     Appointment of Transfer Agent for New Stock. American Stock Transfer & Trust Company is being appointed as transfer agent for the New Stock pursuant to a separate agreement with the Company.

        4.     Termination of Deposit Agreement. Upon the assumption by American Stock Transfer & Trust Company of its duties as transfer agent, the Deposit Agreement shall be terminated, except that the provisions of Sections 5.03, 5.06 and 5.07 (relating to, among other things, indemnification and fees and expenses) shall survive such termination. Upon such termination, the Depositary shall promptly return to the Company the stock certificate representing the Old Stock.

[Signatures appear on following page]

        IN WITNESS WHEREOF, the Company and the Depositary have executed this Amendment as of the date set forth above.

REGENCY CENTERS CORPORATION
By: /s/ Bruce M. Johnson
Name: Bruce M. Johnson
Title: Managing Director, Executive
Vice President and CFO
AMERICAN STOCK TRANSFER & TRUST COMPANY
By: /s/ Herbert J. Lemmer
Name: Herbert J. Lemmer
Title: Vice President

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